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                               September 23, 2005







                                 CCH Europe GmbH







                                       And





                                  eNucleus, Inc






              -----------------------------------------------------
                        EXPORT FINANCE FACILITY AGREEMENT
              -----------------------------------------------------


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                                TABLE OF CONTENTS


PART 1 - PREAMBLE.............................................................4

   1.    INTERPRETATION, CONSTRUCTION, METHOD OF PAYMENTS.....................4

PART 2 - SALES OF RECEIVABLES.................................................8

   2.    SALE AND ASSIGNMENT..................................................8

   3.    PURCHASE PRICE/FACILITY FEE.........................................10

   4.    RELATED SECURITY....................................................10

   5.    FURTHER ASSURANCE...................................................10

PART 3 - PAYMENTS............................................................11

   6.    INDEMNITY...........................................................11

   7.    PAYMENTS............................................................12

PART 4 - REPRESENTATIONS, WARRANTIES AND COVENANTS...........................12

   8.    REPRESENTATIONS AND WARRANTIES......................................12

   9.    COVENANTS...........................................................15

PART 5 - MISCELLANEOUS.......................................................18

   10.   TAXES AND INCREASED COSTS...........................................18

   11.   DEFAULT PROFIT RATE.................................................19

   12.   DEEMED COLLECTIONS..................................................19

   13.   ASSIGNMENT..........................................................20

   14.   DISCLOSURE OF INFORMATION...........................................20

   15.   REMEDIES............................................................21

   16.   PARTIAL INVALIDITY..................................................21

   17.   NO LIABILITY, NO PETITION AND LIMITATION ON PAYMENTS................21

   18.   NOTICES.............................................................22

PART 6 - LAW AND JURISDICTION................................................23

   19.   GOVERNING LAW.......................................................23

   20.   JURISDICTION........................................................23


                                  THE SCHEDULES


SCHEDULE 1: CONDITIONS PRECEDENT.............................................25

SCHEDULE 2: RECEIVABLES......................................................26

SCHEDULE 3: FORM OF OFFER....................................................28

SCHEDULE 4: TERMINATION EVENTS...............................................29

SCHEDULE 5: GENERAL PRINCIPLES RELATING TO PRICING AND PROCEDURES............30

SCHEDULE 6: FORM OF GENERAL CUSTOMER NOTIFICATION AND GERMAN
            COURTESY TRANSLATION.............................................33

SCHEDULE 7: INVOICE AND GERMAN COURTESY TRANSLATION..........................35

SCHEDULE 8: FORM OF DELIVERY NOTE AND GERMAN COURTESY TRANSLATION............37


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THIS AGREEMENT is made on

BETWEEN

CCH Europe GmbH a limited liability company incorporated under the Laws of the Federal Republic of Germany, having its place of business at Niederkasseler Lohweg 191, 40547 Dusseldorf, Germany HRB 42078 (hereinafter referred to as "CCH")



eNucleus, Inc (and all subsidiaries and related entities) a company incorporated under the Laws of Delaware, having its place of business at 2850 West Golf Road, Suite 405, Rolling Meadows, IL 60008, USA, (hereinafter referred to as "Supplier").


WHEREAS

The Supplier, a well known and a reputable developer of software programs in the USA, has various international customers, with a particular concentration in India. Recently the supplier has purchased receivables from Applitech Solutions Ltd, India, as part of a business acquisition from Applitech. Future business shall be booked under a newly formed eNucleus subsidiary, eNucleus Solutions, India.

CCH is extending Export Finance Facility Services to companies worldwide which are trading with OECD country based companies;

CCH is interested in extending its Export Finance Facility Services to the Supplier and has therefore proposed to the Supplier to assist in the financing of its export business by purchasing the Supplier's receivables due from its export customers (hereinafter referred to as "Customers");

CCH and the Supplier have agreed that, upon the terms and subject to the conditions in this Agreement, the Supplier shall offer to sell and to assign receivables to CCH and CCH shall accept such offers upon the terms hereof.



NOW IT IS HEREBY AGREED as follows:

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                                PART 1 Preamble


1.   Interpretation, Construction, Method of Payments

1.1 In this Agreement and in the Recitals hereto, except so far as the context otherwise requires:

     Adverse Claim means any ownership interest, lien, security interest, charge or encumbrance, or other right or claim in, over or on any person's assets or properties in favor of any other person (but excluding the rights of the Customer under any Contract in respect of the use or possession of goods the subject of such Contract, and, for the avoidance of doubt, retention of title [Eigentumsvorbehalt]) together with all accessories (Zubehor) and the right of such person for redelivery of such goods in the enforcement of the title retention rights of such person pursuant to the conditions of such Contract, or otherwise against the possessor of the goods; and

     Affiliate means, as to any person, any other person that, directly or indirectly, is in control of (hat die einheitliche Leitung uber), is controlled by (steht unter der einheitlichen Leitung von) or is under common control with (gemeinsame einheitliche Leitung) such person or is a director or officer (Organ) of such person;

     Allowable Deductions are all rebates, discounts etc. granted by the Supplier to the Customer under the Supply Agreement as defined below;

     Atradius means Atradius Kreditversicherungs AG;

     Authorized Representative means the appointed consultant of CCH.

     Commercial Credit Insurance Agreement means the insurance agreement between CCH and Atradius Kreditversicherungs AG;

     Conditions Precedent means the conditions precedent (Voraussetzungen fur die Annahme) to the valid delivery of an Offer set out in the First Schedule;

     Credit Limit means the limit notified to CCH by Atradius for each Customer under the Commercial Credit Insurance Agreement;

     Customer means a person obliged to make payments to a Supplier for the provision of goods evidenced by a Contract for which an invoice has been issued;

     Defaulted Receivable means any Receivable:

     (i) As to which any payment, or part thereof, remains unpaid by the relevant Customer or the Insurer for more than 90 days from the Receivable Due Date for such payment;

     (ii) As to which the Customer thereof or any other person obligated thereon or owning any Related Security in respect thereof is insolvent (zahlungsunfahig), over-indebted (uberschuldet) or any general stoppage of payment (Zahlungseinstellung) has occurred with respect to such Customer or other person; or

     (iii) Which would be written-off (Einzelwertberichtigung) in the relevant Supplier's or CCH's books as uncollectible (uneinbringlich);

     Deferred Purchase Price has the meaning given such term in the Fifth Schedule hereto;

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     Delcredere Liability means the failure of payment by the Customer due to insolvency proceedings or the unjustified unwillingness of payment of the Customer;

     Delinquent Receivable means any Purchased Receivable (other than a Defaulted Receivable) which is not paid by the relevant Customer for more than 45 days but equal to or less than 90 days after its Receivable Due Date relating thereto or which would be classified as delinquent (uberfallig) by CCH.

     Diluted Receivable means any Purchased Receivable then outstanding, which is either

     (a) Reduced or cancelled as a result of

          (i) Any defective, rejected or returned merchandise or any failure by the relevant Supplier to deliver any merchandise or otherwise to perform under the underlying Contract or invoice,

          (ii) Any change in the terms of or cancellation of a Contract or invoice or any cash discount, any refunds, discount for quick payment or other adjustment by the Supplier which reduces the amount payable by the Customer on the related Purchased Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Customer of Such Purchased Receivable) or

          (iii) Any set-off by a Customer in respect of any claim by such Customer as to amounts owed by it on the related Purchased Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction) or

     (b) Subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Customer thereof) which has been asserted by the Customer in writing and which remains unresolved for a period of at least 30 days, but in no event shall a Receivable become a Diluted Receivable under this sub-section
          (b) before the end of the month in which the related Receivable Due Date shall occur; provided, however, that Diluted Receivables are calculated assuming that all charge backs are resolved in the Obligor's favor;

     Facility Fee has the meaning given such term in the Fifth Schedule. It will be set-off and deducted by CCH from the Purchase Price Advance and is deemed to be paid in full, once the Purchase Price Advance has been paid to the Supplier as outlined in said Schedule;

     General Customer Notification means the notification letter as set out in the Sixth Schedule;

     Incipient Termination Event means an event that but for notice or lapse of time or both would constitute a Termination Event;

     Insurer means Atradius Kreditversicherungs AG or any successor under the Commercial Credit Insurance Agreement or such other credit insurer as CCH may nominate;

     Invoice Date in relation to any Receivable means the date of issue of the related invoice, which shall be specified in the Offer relating to such Receivable;

     Nominal Amount means, with respect to any Receivable, the principal amount (Nominalbetrag) of such Receivable as reflected on the invoice of the Supplier, without any deductions, rebates, discounts whatsoever;

     Offer means a written offer in substantially the form set out in the Third Schedule;

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     Outstanding Nominal Amount means, with respect to any purchased Receivable, at any time, the Nominal Amount of such purchased Receivable on the relevant Purchase Date less the amount of collections received by CCH; provided that such Outstanding Nominal Amount shall be restored in the amount and to the extent of any collections so received if at any time such collections must be returned for any reason;

     Purchase means an acquisition of a Receivable and the Related Security hereunder pursuant to an Offer;

     Purchase Date means, with respect to any Purchase, the date upon which such Purchase is completed by CCH's acceptance of the Supplier's Offer of the respective Receivable;

     Purchase Price Advance has the meaning given such term in the Fifth Schedule hereto;

     Receivable means any payment owed to the Supplier by a Customer in respect of which an invoice has been issued by such Supplier for the sale of goods and, unless otherwise specified herein, includes any Related Security;

     Receivable Due Date in relation to any Receivable means the original date on which such Receivable is due and payable specified in the relevant Contract or invoice;

     Records means, in respect of any Purchased Receivable, all Contracts, invoices, receipts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (especially, computerized data, tapes, discs, punch cards, data processing software and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) with respect to such Purchased Receivable and the related Customer to the extent relevant for the collection of the Purchased Receivables;

     Related Security means with respect to any Receivable:

     (a) All Adverse Claims of the Supplier on any assets, property or revenues from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by the Customer describing any collateral security for such Receivables;

     (b) All claims under guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

     (c)  All Records related to such Receivable;

     (d) All possessory and other rights of the Supplier in respect of any Receivables, the Related Security or the goods the subject of the related Contract prior to a collection in respect thereof and all rights, benefits and entitlement of the Supplier under such Contract;

     Supply Agreement or Contract means each of the agreements between each Supplier and a Customer, including each invoice pursuant to or under which such Customer shall be obliged to pay for goods to the Supplier and which is notified to CCH and approved by CCH for the purposes of this Agreement, and which shall contain inter alia details of all - if any - Allowable Deductions;

     Termination Date means the day upon which a Termination Event occurs or, if that is not a Business Day, the next following Business Day;

     Termination Event means any of the events specified in the Fourth Schedule;

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1.2  Any reference in this Agreement to:

     Administration, bankruptcy, dissolution, liquidation, receivership or winding-up of any person shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which such person is incorporated (or, if not a company or corporation, domiciled) or any jurisdiction in which such person has its principal place of business;

     Business Day means any day on which banking operations are possible in Germany;

     Default shall be construed as (Verzug) as defined in Section 286, paragraph I of the German Civil Code and, for the avoidance of doubt, shall occur upon the receipt by the relevant Customer of a notice of default (Mahnung), if required under the German Civil Code;

     Encumbrance shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (especially, title transfer and retention arrangements) having a similar effect;

     (euro) and Euro denotes the single currency unit of certain members of the European Union;

     A person shall be construed as being "insolvent" if such person goes into administration, bankruptcy, dissolution, receivership or winding-up or such person is unable to pay its Debts as they fall due or such person's liabilities exceed its assets;

     Person shall be construed as a reference to any individual, firm, company, joint stock company, corporation, limited liability company, government, state or agency of a state or any associations, joint venture or partnership (whether or not having separate legal personality) of two or more of the foregoing;

     Tax shall be construed so as to include any tax, levy, impost, duty, or other charge of a similar nature (especially, any penalty or profit rate payable in connection with any failure to pay or any delay in paying any of the same) arising under applicable law;

     Value added tax or VAT shall be construed so as to include any Umsatzsteuer or any value added tax under any jurisdiction.

1.3  The headings in this Agreement shall not affect its interpretation.

1.4 Words denoting the singular number only shall include the plural number also and vice versa and words denoting persons only shall include fines and corporations and vice versa.

1.5 References in this Agreement to any statutory provision shall be deemed also to refer to any statutory or other modification, re-enactment or replacement thereof or any statutory instrument, order or regulation made there under or under any such re-enactment and references herein to this Agreement. Any other agreements or documents shall be construed as references to this Agreement, such other agreements or documents as the same may have been, or may from time to time be, amended, renovated, supplemented, varied or superseded.

1.6  The Schedules shall form part of this Agreement.

1.7 Save where the contrary is indicated in this Agreement, any reference in this Agreement to a time of day shall be construed as a reference to time in GMT.

1.8 Any payments due hereunder shall be made by way of bank transfer in immediately available funds in Euro, US$ or other currencies as agreed between the parties with same day value. Whenever any payment or deposit to

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     be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

1.9  Unless otherwise provided for in this Agreement:

     (a) Profit rate and discount rates referred to in this Agreement shall be calculated annually on the basis of a 360 day year;

     (b) Profit rate and discount amounts due under this Agreement shall be calculated on the basis of the actual number of days elapsed (including the first day, but excluding the last day from this calculation);

     (c) Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit; and

     (d) All payments to CCH are to be made in Euro, US$ or other currencies as agreed between the parties.

1.10 Where a German term has been used, it alone, and not the English term to which it relates, shall be authoritative for the interpretation of this Agreement. Where English terms are accompanied by German definitions, such definitions shall define how such terms are to be interpreted under German law.


                         PART 2 - Sales of Receivables

2.   Sale and Assignment

2.1 After fulfillment of the Conditions Precedent, but in any event before the Termination Date, the Supplier will from time to time irrevocably offer to sell (verkaufen) (the Offer) and to assign (abtreten) and to transfer (ubertragen) to CCH , Receivables and their Related Security.

2.2 Each Offer pursuant to Clause 2.1 shall be in the form of a letter sent by the Supplier to CCH in the format provided in Schedule 3 and will:

          (a)  specify:

               (i) the Nominal Amount of the Receivable offered (which in any case shall not be less than US$7.500,--);

               (ii) the name and any account number of the Customer owing the respective Receivable;

               (iii) the Invoice date and Invoice number;

               (iv) the due date for payment of the Receivable;

               (v)  all Related Security;

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          (b)  have as an attachment a duplicate copy of the Invoice sent to the
               Customer for the Receivable duly confirmed by the Authorized Consultant as a true duplicate copy and having the correct payment instructions as detailed in Schedule 7 and containing the correct name and address of the Customer, a sufficient and correct description of the goods sold, particulars of the amount payable by the Customer and of the terms of payment;

          (c) have as an attachment the appropriate Delivery Note with details corresponding to the Invoice attached as per Clause 2.2 (b) herein duly accepted on behalf of the Customer in accordance with
               Schedule 8 or, alternatively, where the duly accepted Delivery
               Note is not available at the time of sending the offer confirm that instructions have been given to the Customer for the forwarding of the duly accepted Delivery Note directly to CCH.

2.3 Following receipt of an Offer in accordance with Clause 2.1 and upon the satisfactory receipt of all the information and documents provided for in Clause 2.2 including, inter alia, receipt of the duly accepted Delivery Note either from the Supplier or from the Customer, then CCH will, within five Business Days from the date all such information and documents have been received to the satisfaction of CCH notify the Supplier of its acceptance of such Offer and make payment to the Supplier of the Purchase Price Advance. Payment by CCH of the Purchase Price Advance is deemed to be a statement of acceptance by CCH and, in accordance with Sec. 151 of the German Civil Code (BGB), the Supplier waives the receipt of the declaration of acceptance (verzichtet auf den Zugang der Annahmeerklarung) of CCH.

2.4  CCH reserves the right to reject an Offer if:

          (a)  a Termination Event as outlined in Schedule 4 has occurred;

          (b) the deliveries of the Supplier to the Customer are not covered by Commercial Credit Insurance Agreement coverage and / or there is no more room for the Customer/Supplier under the Credit Limit (see Fifth Schedule, No. 6);

          (c) the representations and warranties set out in Clause 8 turn out not to be true and accurate in respect of each Receivable included in such Offer.

          (d) there should be, in the opinion of CCH, any material adverse change in the prevailing economic or general circumstances, including, but not limited to, any change in the legal or financial situation of the Supplier or CCH or any of its Customers;

          (e) an event occurs, which might, in the opinion of CCH, cause a material adverse effect on this Agreement or any business relationship related hereto.

          CCH will inform the Supplier within five Business Days, if CCH contemplates to use its right of rejection.

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3.   Purchase Price/Facility Fee

     The purchase price to be paid for each Receivable purchased by CCH shall be the aggregate of the Purchase Price Advance and the Deferred Purchase Price less any other deductions in accordance with the payment terms as outlined in the Fifth Schedule (hereinafter referred to as "Purchase Price"). CCH will in consideration of the purchase of Receivables deduct its facility fee, which is agreed on in the Fifth Schedule in accordance with the procedure outlined in said Schedule.

4.   Related Security

4.1 The assignment and transfer of Related Security in accordance to Clause 2.1 above refers in particular, but not limited, to:

          (a) Those assets to which it holds title (Eigentum) under a retention of title (Eigentumsvorbehalt) or title for security purposes (Sicherungseigentum) arrangement as collateral for such Receivables (and the Offer shall be regarded at the same time as an offer to accept the obligations vis-a-vis the grantor of such collateral for return transfer of title to the relevant Customer if the Customer has fully satisfied the obligations secured by such collateral);

          (b)  All its present and future expectancy rights
               (Anwartschaftsrechte), if any, which it may hold or acquire after the Purchase Date to goods the subject of any such Receivable;

          (c) All its claims (Anspruche), present or future, to request transfer of possession (Herausgabe) against the relevant Customers and against third parties who may be in direct possession (unmittelbarer Besitz) of the collateral covered by the above retention of title or title for security purposes arrangements. To the extent it still possesses such collateral, it offers to hold such collateral as fiduciary (treuhanderisch) for CCH free of charge and separate from other assets owned or held by it (Besitzkonstitut). The same shall apply with respect to collateral to which it may acquire possession in the future (antizipiertes Besitzkonstitut);

          (d) All future claims under the Supply Agreement with the Customer of such Receivables and in particular, to the extent assignable, all claims for the transfer or retransfer of possession with respect to any goods the subject of any such Receivable.

4.2 The Supplier undertakes to assign and / or transfer to CCH any future Related Security (other than Related Security assigned and / or transferred to CCH at the time of the sale, assignment and transfer of the Receivable) arising or obtained by the Supplier in relation to the Receivables as soon as practicable upon such security arising or being obtained by the Supplier.

5.   Further Assurance

5.1 The Supplier agrees that from time to time, at its own expense, it will promptly upon the request of CCH execute and deliver all instruments and documents and take all action that CCH may reasonably request in order to perfect or protect the assignment of the Receivables and / or the Related Security or to enable CCH to exercise or enforce any of its rights under this Agreement. Without limiting the foregoing, the Supplier will, upon the request of CCH deliver to CCH copies of all Contracts relating to the Receivables and all records relating to such Contracts and the Receivables, whether in hard copy or in magnetic tape.

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5.2  The Supplier acknowledges that, without any exception, all Invoices to the
     Customer are subject to the review of the Authorized Consultant. No Invoice will be sent out to the Customer without the prior consent and approval of the Authorized Consultant. All details of the Invoice must be verified by the Authorized Consultant and be in accordance with the Offer, the order confirmation and the mandatory payment instructions. The details of the review will be amicably settled between the Authorized Consultant and the Supplier.

5.3 If, for any reason, any Receivable or the Related Security is not transferred, the Supplier upon receipt by it of the relevant Purchase Price Advance shall be obliged to take all actions necessary for the transfer of such Receivable or Related Security without any undue delay and at its own expense. The Supplier shall indemnify CCH against any loss or expense incurred by CCH as a result of the failure to transfer the same.



                               PART 3 - Payments


6.   Indemnity

6.1 The Supplier hereby agrees to indemnify CCH and its respective officers, directors or any assignee of CCH's rights hereunder (each, an Indemnified Party), from and against any and all damages, losses, claims, liabilities, costs and expenses, especially, reasonable attorneys' facility fee's, if any and disbursements including any value added tax thereon (all of the foregoing being collectively referred to as Indemnified Amounts) awarded against or incurred by any Indemnified Party, arising out of or as a result of (i) this agreement or (ii) the acquisition of an interest, either directly or indirectly, by CCH in the Receivables and / or the Related Security. In particular, but without limitation to the generality of the foregoing, the Supplier shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

     (a) Reliance on any representation or warranty made by the Supplier (or any authorized officers of the Supplier), under or in connection with this Agreement, any information or report delivered by the Supplier which shall have been false, incorrect or omitting of any material fact at the time made or deemed made;

     (b) Any dispute, claim, offset or defense (other than discharge in insolvency (Insolvenz) of any Customer) of any Customer to the payment of a Receivable, especially, a defense based on such Receivable or the related Contract or the Related Security not being a legal, valid and binding obligation of such any Customer enforceable against it in accordance with its terms, or any other claim resulting from the sale of goods related to such Receivable or the failure to perform any obligations related to such goods, or the performance of or the failure to perform any obligations related to any applicable laws, rules or regulations in respect thereof-,

     (c) Any products liability claims or personal injury or property damage suit or other similar or related claims or action of whatever sort arising out of or in connection with the goods which are the subject of any Contract and / or Purchased Receivable;

     (d) Any disclosure of information regarding any Customer by the Supplier to CCH or the supply of any Contracts, Records and all other related documents to CCH.

     (e) Any failure of the Supplier to comply with its covenants contained in this Agreement; and

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     (f)  Any revocation or purported revocation of an Offer by the Supplier or any failure by such Supplier to complete the sale, purchase and assignment of the Receivables specified in an Offer;

     Excluding, however, (i) Indemnified Amounts resulting from gross negligence or willful misconduct on the part of the relevant Indemnified Party or (ii) ninety per cent of Indemnified Amounts arising out of the failure of a Customer to pay amounts lawfully owed in respect of a Receivable (Delkredere) solely by reason of the insolvency of a Customer.

6.2 For the avoidance of doubt, any indemnification under Clause 6.1 shall not apply to any value added tax recovered from any relevant tax authority relating to Defaulted Receivables.

6.3 CCH hereby agrees to notify each Supplier if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of CCH under Clause 6.1 and Clause 6.4, but failing to so notify shall not effect the validity of such potential claim.

6.4 The Supplier is obliged under the provisions of this Agreement to indemnify or reimburse CCH in respect of any losses or expenses resulting from a breach of any obligations, covenants or representations and warranties by the Supplier. The Supplier agrees that losses or expenses incurred by bank expenses or facility fee's (other than losses incurred due to the gross negligence or willful misconduct of any such person or any of its Affiliates) shall be the losses or expenses of CCH for this purpose.

7.   Payments

       All payments made by the Supplier hereunder shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.



               PART 4 - Representations, Warranties and Covenants


8.   Representations and Warranties

8.1  The Supplier represents and warrants to CCH that:

     (a)  Corporate Existence and Power

          It is a corporation duly organized and validly existing under the Laws of Delaware and it has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business.

     (b)  Corporate and Governmental Authorization; Contravention

          The execution, delivery and performance by it of this Agreement and the transactions contemplated hereby are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing recording or enrolling with, any governmental body, agency court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law, public regulation or by-laws of it or of any agreement, judgment, injunction, order (Urteil, gerichtlichen Beschluss, gerichtliche Verfugung, Verwaltungsakt), or other instrument binding upon it or result in the creation or imposition of any Adverse Claim on its assets (other than in favor of CCH pursuant to this Agreement).

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     (c)  Binding Effect

          This Agreement constitutes the legal, valid and binding obligation of the Supplier enforceable against it in accordance with its terms.

     (d)  No Proceedings

          (i) The Supplier has not taken any corporate action nor have any steps been taken or legal proceedings been started or threatened against the Supplier for its winding-up, bankruptcy, insolvency, dissolution or reorganization or for the appointment of a receiver, insolvency liquidator, other administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Supplier or of any or all of its assets or revenues;

          (ii) No action or administrative proceeding of or before any court, governmental agency or arbitrator has been started or threatened
               (1) which could reasonably be expected to have a material adverse effect on the Supplier's business or financial condition or on the Supplier's ability to perform its obligations under this Agreement or (2) as to which there is a material likelihood of an adverse judgment, which should reasonably be expected to have a material adverse effect on its business or financial condition or on its ability to perform its obligations under this Agreement or
               (3) which purports to affect the legality, validity or enforceability of this Agreement; and

         (iii) The Supplier is not in a general stoppage of payment situation (Zahlungseinstellung).

     (e)  Accuracy of Information

          All information heretofore furnished by the Supplier to CCH for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Supplier to CCH will be, true and accurate in every material respect, on the date that such information is stated or certified and does not or will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. In this regard, the financial statements (Jahresabschlusse) of the Supplier as at December 31, 2004, copies of which have been furnished to CCH fairly present the financial condition (Vermogens- und Finanzlage) of the Supplier as at such date and the results of the operations (Ertragslage) of the Supplier for the period ended on such date, and since December 31, 2004 there has been no material adverse change in the business, property or other condition of the Supplier.

     (f)  Place of Business

          The chief place of business (Ort der Geschaftsleitung) and chief executive office (Verwaltungssitz) of the Supplier are located in 2850 West Golf Road, Suite 405, Rolling Meadows, Illinois 60008, USA, the offices where the Supplier keeps all its Records, are located at the address of the Supplier referred to herein or such other locations notified to CCH.

     (g)  Good Title

          Upon the payment of the Purchase Price Advance on each Purchase Date hereunder CCH will acquire the ownership of each Receivable assigned on such Purchase Date and the Related Security with respect thereto free and clear of any Adverse Claim other than the Adverse Claims created hereby.

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     (h)  Eligibility

          Each Receivable that is subject of the related Offer was or is, as the case may be, a Receivable at the time of the related Purchase Date in the Nominal Amount specified in such Offer.

     (i)  Receivables at the Time of Purchase and Assignment

          The Receivables comply after the relevant Purchase Date with all representations and warranties given by the Supplier in relation to such Receivables ; provided that the Supplier gives no warranty in relation to the solvency (Zahlungsfahigkeit) of the Customers for the time after the relevant Purchase Date.

     (j)  Good Faith

          The transfers of Receivables by the Supplier to CCH pursuant to this Agreement, and all other transactions between the Supplier and CCH, have been and will be made for the Supplier's own commercial benefit, in good faith and without intent to hinder, delay or defraud Customers of the Supplier.

     (k)  Selection and Origination Procedure

          The Receivables have been originated in accordance with the Supplier's applicable Credit Policy.

          If less than all of the Receivables of the Supplier have been transferred to CCH pursuant to this Agreement, no selection procedure was utilized by the Supplier in selecting the Receivables to be transferred to hereunder which is adverse to the interests of CCH or would reasonably be expected to result in the Receivables containing a higher percentage of Defaulted Receivables than the percentage of Defaulted Receivables in the Receivables retained by the Supplier.

     (l)  Retention of Title-Clause

          Supplier agrees on and warrants that the Supply Agreement shall contain an ordinary Retention of Title-Clause applicable and valid under German Law.

8.2 The representations and warranties referred to in Clause 8.1 shall be given by the Supplier to CCH (i) on the date hereof, (ii) on each date on which an Offer is made by the Supplier pursuant to Clause 2.1.

8.3  CCH represents and warrants to the Suppliers that:

     (a)  Corporate Existence

          It is a limited liability company under the Laws of the Federal Republic of Germany, duly incorporated and registered in Dusseldorf/Germany.

     (b)  Corporate Power

          The execution, delivery, and performance by it of this Agreement and the transactions contemplated hereby are within its corporate powers.

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     (c)  No Proceedings

          (i) It is not unable to pay its debts or is deemed to be in a stoppage of payment, and no application for the initiation of bankruptcy or any other insolvency proceeding has been made with respect of it; and

          (ii) it is not subject to any pending court proceedings which may have a material adverse effect to its financial situation.

9.   Covenants

9.1 At all times from the date hereof until the later of (i) the first day following the Termination Date or (ii) the date on which all Receivables have been either written off or paid in full and no sums are due and payable by the Supplier to CCH hereunder, unless shall otherwise consent in writing:

     (a)  Financial Reporting

          The Supplier will maintain a system of accounting established and administered and furnish CCH with:

          (i)  Annual and Quarterly Reporting

               Within four months after the close of each of its fiscal years, its audited annual financial statements (Jahresabschluss) certified by independent international certified public accountants; and

               Within 60 days after the end of the first three quarters of each fiscal year of the Supplier, with its unaudited quarterly balance sheet and related profit and loss statements certified by the managing director (Geschaftsfuhrer) of the Supplier.

          (ii) Notice of Termination Event or Incipient Termination Event

               As soon as possible and in any event within five days after the occurrence of a Termination Event or an Incipient Termination Event, a statement of an authorized officer of the Supplier setting forth details of such Termination Event or an Incipient Termination Event and the action which the Supplier proposes to take with respect thereto;

         (iii) Change in Credit Policy

               Any change in the character of the Supplier's business or change in or amendment to the credit policy, which change would, in either case, have consequences for the collect ability of any Receivable or for the ability of the Supplier to perform its obligations under this Agreement for approval by CCH prior to implementation. Such approval is not to be withheld unreasonably and shall be deemed to have been given unless CCH expressly notifies the Suppliers otherwise within ten Business Days from the date on which the Supplier has notified CCH of its intention to change such credit policy. If such approval is not given by CCH, no such change in or amendment of the credit policy will be implemented;

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          (iv) Related Security

               Such information as CCH may from time to time reasonably request in respect of the Related Security including, for the avoidance of doubt, information reasonably required by CCH for any realization of such Related Security;

          (v)  Notice of Proceedings

               As soon as possible and in any event within five Business Days after (a) the institution of any proceeding against the Supplier or to which the Supplier become a party where damages are being sought or (b) the entry of a judgment or decree against the Supplier;

          (vi) Other Reports

               Promptly after the sending or filing thereof, copies of all reports that the Supplier sends to any of its security holders, and copies of all reports, registration statements and similar documents that the Supplier or any subsidiary files with the government or any governmental agency or any securities exchange excluding the Supplier's tax returns and export statistics; and

         (vii) Other Information

               Such other information (including non-financial information) as CCH may from time to time reasonably request.

     (b)  Conduct of Business

          The Supplier shall do all things necessary to remain duly organized, validly existing under the Laws of Delaware and maintain all requisite authority to conduct its business in Illinois.

     (c)  Compliance with Laws

          The Supplier shall comply in all respects which could be regarded as material in the context of the transactions contemplated by this Agreement, with all laws, rules, regulations, orders (Verfugungen), writs (Beschlusse), judgments (Urteile), injunctions, decrees or awards to which it may be subject.

     (d)  Furnishing of Information and Inspection of Records

          The Supplier shall have systems in place in relation to the relevant Receivables that are capable of providing the information to which CCH is reasonably and properly entitled pursuant to this Agreement, shall use all reasonable endeavors to maintain such systems in working order and shall permit CCH , any firm of independent accountants (who are subject to a professional duty of confidentiality) and / or any other representatives of CCH (subject to a professional duty of confidentiality in relation to the affairs of the Supplier) to enter under the direct supervision of the Supplier during customary business hours upon the premises of the Supplier to:

          (i) Conduct periodic audits of the Receivables, the Related Security and any Records;

          (ii) Inspect and satisfy itself or themselves that appropriate procedures and systems are in place, maintained in working order and are capable of providing the information to which it or they are reasonably and properly entitled pursuant to this Agreement

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                                                                           17/40

               and which the Supplier has failed to supply within five Business Days of receiving written notice of such failure or to verify any such information which has been provided and which CCH has reason to believe is inaccurate;

         (iii) Examine and make copies of and extracts from all Records as are in the reasonable opinion of CCH relevant to the collection of the Receivables but, for the avoidance of doubt, CCH shall have no right to examine and make copies of and extracts from Records
               (a) in respect of which the Supplier has a duty of professional confidentiality under a Contract or (b) which contain confidential technical information of the Supplier, and

          (iv) Discuss matters relating to Receivables and the Related Security or the Supplier's performance hereunder or under the contracts with any of the officers or employees of the Supplier having knowledge of such matters.

          Provided that no Records, files or other information other than that to which CCH is entitled so to examine, copy or make abstracts from shall be removed from Supplier's premises and such Records, files or other information shall remain confidential and shall not be used or disclosed or divulged to any person (except to the extent and in the circumstances permitted by this Agreement and in accordance with applicable law) without the prior consent of the Supplier, such consent not to be unreasonably withheld.

     (e)  Performance and Compliance with Receivables and Contracts

          The Supplier shall, at its expense, in a timely manner fully perform and comply with all provisions, covenants and other promises required to be observed by it under this Agreement and the Supplier shall as soon as is reasonable notify CCH if third parties make claims regarding the Receivables or the Related Security or if the Receivables or Related Security are impacted or challenged by other events such as a stoppage of payment by a Customer.

     (f)  Value Added Tax

          The Supplier shall procure to be made all relevant value added tax or other applicable tax payments punctually in respect of supplies of goods pursuant to a Contract or which otherwise relate to Receivables, and pay all value added tax (if any) payable in respect of any value added tax supply made, or input value added tax suffered by CCH with respect to supplies of goods, by the Supplier pursuant to a Contract or which otherwise relates to Receivables.

     (g)  Withholding Tax

          All amounts paid to CCH shall be made free of all withholding taxes or other taxes.

     (h)  Offices

          The Supplier will keep its chief place of business (Ort der Geschaftsleitung) and chief executive office (Verwaltungssitz) within 2850 West Golf Road, Suite 405, Rolling Meadows, IL 60008 USA, and the office where it keeps its records concerning the Purchased Receivables at the address of the Supplier set forth under its name on the signature page to this Agreement.

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                                                                           18/40

     (i)  Change in Credit Limit

          CCH shall notify the Supplier of any change in the Credit Limit of the Supplier's respective Customers as from time to time notified to CCH by Atradius.

     (j)  Payment of collections

          The Supplier shall procure that any monies received by it with regard to a Receivable will be paid as collections on such Receivable into CCH's account.

     (k)  Right of Set-off

          The Supplier agrees that CCH shall be entitled to set-off against any sums due or becoming due from CCH to the Supplier any liability of the Supplier to CCH hereunder.



     (l)  Customer Addresses

          The Suppliers shall provide to CCH every quarter of every year an update of all new and changed Customer addresses.

9.2 During the term of this Agreement, unless CCH shall otherwise consent in writing:

     (a)  Sales, Liens, etc

          Except as otherwise provided herein, the Supplier shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (especially, the filing of any financing statement) or with respect to any goods which are subject of any Receivable or Related Security, or upon or with respect to any account to which any collections of any Receivables are sent, or assign any right to receive income in respect thereof or attempt, purport or agree to do any of the foregoing.

     (b)  Extension or Amendment of Receivables

          Except as otherwise permitted hereunder the Supplier shall not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto, with the exception of receivables that are not being purchased by CCH.



                             PART 5 - Miscellaneous


10.  Taxes and Increased Costs

10.1 The Supplier shall pay (i) all stamp duty, registration and other similar taxes and (ii) all levies, duties, charges, and taxes levied on CCH by a tax or other authority or any public entity to which this Agreement or any judgment given in connection herewith or therewith may at any time become subject subsequent to the date of this Agreement and, from time to time on demand of CCH, indemnify CCH against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax, except those penalties and Profit rate charges that are due to the negligence of CCH.

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                                                                           19/40

10.2 The Supplier shall from time to time on demand of CCH reimburse CCH for an amount of value added tax payable on such Receivable if such Receivable has become uncollectible.

10.3 Subject to Clause 10.6, any demand made by CCH under Clause 10.1 or 10.2 above shall be accompanied by a statement, duly certified by an officer of CCH, giving reasonable particulars of the claim for reimbursement which shall be relied upon and agreed as authoritative by the Supplier.

10.4 If circumstances are such that CCH intends to claim indemnification from the Supplier under Clause 10.1 or 10.2 above, CCH shall, without in any way limiting, reducing or otherwise qualifying the rights of CCH or the obligations of the Supplier under any of the foregoing Clauses, after consultation with the Supplier and to the extent that it can do so lawfully and without prejudice to its own position, business, operations or financial conditions consider what steps it might reasonably take with a view to mitigating the effect of such circumstances.

10.5 CCH hereby agrees to notify the Supplier if it becomes aware of any circumstances, which could reasonably be expected to lead to a claim on the part of CCH under this Clause 10.

10.6 No variation of this Agreement (including this Clause 10.6) shall be effective unless it is confirmed in writing and signed by (or by some person duly authorized by) each of the parties.

11.  Default Profit Rate

11.1 If any sum due and payable by any party hereunder is not paid on the due date therefore in accordance with the provisions of Clause 6 or if any sum due and payable by the Supplier under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Supplier to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall be selected by CCH.CCH

11.2 During each such period relating thereto as is mentioned in Clause 11.1 an unpaid sum (other than profit rate) shall, to the extent permitted by law and provided that the Supplier is either in default within the meaning of
     Section 286 of the German Civil Code (Verzug) or to the extent permitted by or owed under Section 353 of the German Commercial Code, bear profit rate (or, in the case of unpaid profit rate, the Supplier shall pay lump sum damages).

11.3 Any profit rate which shall have accrued under Clause 11.2 in respect of an unpaid sum shall be due and payable and shall be paid by the relevant party at the end of the period by reference to which it is calculated or on such other dates as CCH may specify by written notice to such Supplier.

12.  Deemed Collections

12.1 If on any day (i) any representation or warranty in Clause 8 in respect of a Receivable proves at any time to have been incorrect when made or (ii) any Receivable proves not to have been an Receivable at the Purchase Date, the Supplier shall be deemed to have received on such day a collection (a Deemed Collection) in an amount equal to the Outstanding Nominal Amount of such Receivable; provided that this Clause 12.1 shall not apply to any Receivable in respect of which a Customer fails to pay amounts lawfully owed (Delkredere) solely by reason of the Customer's Insolvency.

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                                                                           20/40

12.2 If the Outstanding Nominal Amount of any Receivable is reduced by reason of
     (i) any set-off or counterclaim, (ii) any discount or other trade credit or
     (iii) if any Receivable becomes a Diluted Receivable for any other reason, then the Supplier shall be treated as having received the amount of such reduction on the date of such reduction for such Receivable in addition to any other amounts which may be received or receivable on such Receivable and such reduction shall for the purposes of this Agreement be treated as a Deemed Collection in an amount equal to the amount of such reduction.

12.3 If any Receivable which is purported to be assigned to CCH hereunder shall have been collected in whole or in part (including a Deemed Collection pursuant to Clause 12.2) prior to the Purchase Date, then amounts so collected shall be treated for the purposes of this Agreement as a Deemed Collection thereof received on the date of the Purchase Date.

12.4 The Supplier shall hold any Deemed Collections for and to the order of CCH and shall pay such Deemed Collections to CCH's account without any undue delay.

12.5 Upon payment of the Deemed Collection by the Supplier to CCH, the relevant Receivable and the Related Security shall be re-assigned to the Supplier (without recourse or warranty on the part of CCH and at the sole cost of the Supplier and without any further purchase price payable by the Supplier).

13.  Assignment

13.1 Subject to Clauses 13.2 and 13.3, no party shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder except with the prior written consent of the other parties, such consent not to be unreasonably withheld.

13.2 In connection with any sale or assignment by CCH of all or a portion of the Purchased Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of CCH under this Agreement (as if such buyer or assignee, as the case may be, were CCH hereunder) except to the extent specifically provided in the agreement between CCH and such buyer or assignee, as the case may be.

13.3 The parties hereto hereby acknowledge that CCH may assign all or any portion of its rights under this Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and the Supplier hereby consent to any such assignments.

14.  Disclosure of Information

     None of the parties hereto shall, during the continuance of this Agreement or after its termination, disclose to any person, firm, or company whatsoever (except with the authority of the other parties hereto) any information, which that party has acquired under or in connection with this Agreement other than:

     (i) In connection with any proceedings arising out of or in connection with any transaction document or the preservation or maintenance of its rights there under;

     (ii) If required to do so by an order of any court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise;

    (iii) Pursuant to any law or regulation or requirement of any governmental agency in accordance with which that party is required or accustomed to act;

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                                                                           21/40

     (iv) To any governmental, banking or taxation authority of competent jurisdiction;

     (v)  To its shareholders; or

     (vi) To its auditors or legal or other professional advisers which adhere to a duty of confidentiality;

     Provided that the above restriction shall not apply to:

     (a) Employees or officers or Authorized Consultants of any of the parties referred to in (i) above any part of whose functions are or may be in any way related to this Agreement;

     (b) Information already known to a recipient otherwise than in breach of this Clause;

     (c) Information also received from another source on terms not requiring it to be kept confidential; and

     (d) Information which is or becomes publicly available otherwise than in breach of this Clause.

15.  Remedies

     Unless otherwise provided for in this Agreement, the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

16.  Partial Invalidity

     Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party or parties shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

17.  No Liability, No Petition and Limitation on Payments

17.1 No recourse under any obligation, covenant, or agreement of CCH contained in this Agreement shall be made against any shareholder, officer or director of CCH as such, by the enforcement of any obligation or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of CCH and no liability shall attach to or be incurred by the shareholders, officers, Authorized Consultants or directors of CCH as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such CCH contained in this Agreement, or implied there from, and that any and all personal liability for breaches by CCH of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, Authorized Consultant or director is hereby expressly waived by the Supplier as a condition of and consideration for the execution of this Agreement.

17.2 The Supplier hereby agrees that it shall not, until the expiry of one year and one day after the payment of all sums outstanding and owing under any transaction document of CCH in respect of the Receivables:

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                                                                           22/40

     (a) Take any corporate action or other steps or legal proceedings for the winding up, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of CCH or of any or all CCH's revenues and assets; or

     (b) Have any right to take any steps for the purpose of obtaining payment of any amounts payable to it under this Agreement by CCH other than out of collections and in accordance with the priority of payments pursuant to this Agreement and shall not until such time take any steps to recover any claims of whatever nature owing to it by CCH other than out of collections and in accordance with the priority of payments pursuant to this Agreement.

17.3 Notwithstanding any provision contained in this Agreement to the contrary, CCH shall not be liable for any claim of whatsoever nature from the Supplier resulting from the rejection of any Offer pursuant to Clause 2.4 of this Agreement.

17.4 The provisions of this Clause 17 shall survive the termination of this Agreement.

18.  Notices

18.1 Each communication to be made hereunder shall, (except expressly permitted otherwise) be made in writing, but, unless otherwise stated, may be made by facsimile or registered letter.

18.2 Any communication or document to be made or delivered by any one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the other specified another address) be made or delivered to that other person at the address identified with its signature below and shall be deemed (widerlegbare Vermutung) to have been made or delivered (in the case of any communication made by facsimile or telex) when dispatched or (in the case of any communication made by registered letter) when left at that address or (as the case may be) three days after being deposited in the post postage prepaid in an envelope addressed to it at that address. Any communication sent by facsimile shall be promptly confirmed by letter by the non-delivery or non-receipt of any such registered letter shall not affect the validity of the original facsimile communication.

18.3 Each communication and document made or delivered hereunder shall be in English or English and German language.

18.4 Any notice given to CCH hereunder shall be copied to such other person as CCH may instruct from time to time.

18.5 CCH may act in accordance with any communication which may from time to time be, or purport to be, given on behalf of any one or more of the authorized officers of each of the Supplier without enquiry by CCH (as the case may be) as to the authority or identity of the person making or purporting to make such communication and regardless of the circumstances prevailing at the time of such communication. CCH may treat any such communication as fully authorized by and binding upon the Supplier and may (but need not) take such steps in connection with or in reliance upon such communication as CCH may in good faith consider appropriate.

18.6 This Agreement may be executed in one or more counterparts.

18.7 Supplier shall notify CCH of any changes of the respective Supply Agreement without any undue delay.

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                          PART 6 - Law and Jurisdiction


19.  Governing Law

     This Agreement shall be governed by and construed in accordance with the material law of the Federal Republic of Germany without any recourse to the German International Private Law.

20.  Jurisdiction

20.1 Each of the parties hereto irrevocably agrees that the courts of Dusseldorf/Germany shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

20.2 Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 20.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

20.3 The provisions of this Clause 20 shall survive the termination of this Agreement.

                                                                           24/40

CCH Europe GmbH


By:









eNucleus, Inc.



By:

                                                                           25/40

                                   SCHEDULE 1:

                              Conditions Precedent


1. Copies of all necessary corporate documents, including but not limited to board resolutions, approving this Agreement and the other documents to be delivered by it and the transactions contemplated hereunder and certified extracts from the commercial register of the Supplier or similar documents.

2. A certificate of the Supplier issued either by its directors and / or duly authorized employee certifying the names and authorized signatures of the officers authorized on behalf of the Supplier to execute this Agreement and any other documents to be delivered by it hereunder, on which certificate CCH may conclusively rely.

3. Receipt of a copy of the Supplier's latest audited annual financial statement as required under Clause 9.1.a. (i) and a letter from an external auditor confirming that Receivables ("Debitorenbuchhaltung") are being properly accounted for in the accounts of the Supplier.

4. No Termination Event or Incipient Termination Event has occurred and is continuing.

5. No breach of any covenant contained in Clause 9 of the Export Finance Facility Agreement has occured.

6. CCH has entered into the Commercial Credit Insurance Agreement, which enables it to insure the purchase of Receivables.

7. In the case of each Customer, CCH shall have received to its satisfaction a countersigned acknowledgement of the General Customer Notification as set out in Schedule 6.

                                                                           26/40

                                   SCHEDULE 2:

                                   Receivables



"Receivables" means Receivables which at their date of Offer and the proposed Purchase Date:

1. Were originated in the relevant Supplier's ordinary course of business in accordance with all applicable requirements of the German Laws and had an original payment term of no more than 120 days according to the related Contract or by its terms;

2. Arise under a Contract which together with such Receivables is in full force and effect and constitute legally valid and enforceable obligations of the related Customers enforceable against such Customers in accordance with the terms of such Receivables and which are not subject to a claim of right of rescission, set-off, counterclaim or other defense and are free and clear of any encumbrance of whatsoever nature;

4. Can be easily identified for ownership and Related Security purposes on any day;

5. Arise from the sale of goods and are such that the delivery of the goods giving rise to the Receivables has been completed and such goods have been accepted (angenommen und genehmigt) in accordance with Sections 377, 378 of the German Commercial Code (HGB) by the relevant Customer;

6. Are not Defaulted Receivables or Delinquent Receivables and there has been no breach of any obligation by any party to any Contract;

7.   Are obligations, which can be transferred by way of sale and assignment;

8. Are owned solely by the Supplier and are free and clear of any Adverse Claims in favor of any person other than the Supplier, and are evidenced by an invoice or similar a evidence of the debt which will be sufficient to prove a claim therefore against the Customer in relevant courts;

9.   Are not subject to withholding taxes;

10. Have been created in compliance with all applicable laws, rules and regulations and all required consents, approvals and authorizations have been obtained in respect thereof and neither the Supplier nor the Customers is in violation of any such law, rule or regulation;

11.  Are Receivables, which are governed by German law;

12. Are Receivables the Nominal Amount of which remains a debt, which has not been discharged (erfullt);

13. Are Receivables which when aggregated with the Outstanding Nominal Amount of other Receivables purchased from the Customer do not exceed the Credit Limit set by Atradius for such Customer;

14. Are Receivables due from a Customer approved by Atradius under the Commercial Credit Insurance Agreement;

                                                                           27/40

15. Are Receivables due from a Customer who is not insolvent (zahlungsunfahig) or over-indebted (uberschuldet);

16. Are Receivables due from a Customer who is not an individual person (naturliche Person) and not a consumer (Verbraucher);

17. Which are invoiced no later than 15 days after delivery of the goods in respect thereof;

18. Arise under a Contract, which does not contain a confidentiality that purports to restrict the ability of CCH to exercise its rights under this Agreement, in particular CCH's right to review the Contract;

19. Are originated pursuant to a standard form Supply Agreement or Contract, and includes all mandatory declarations and statements, both to be accomplished by the Invoice, which are set forth in Schedule Seven.

                                                                           28/40

                                   SCHEDULE 3:

                                  Form of Offer

                         (On the letterhead of supplier)


To:           CCH

From:         (Supplier name)

Dated:



Dear Sirs,

We refer to the Export Finance Facility Agreement dated and in accordance with the provisions therein offer and assign to you the following Receivable:


     Nominal Amount...............................
     Name and account number of Customer..........
     The Invoice Date.............................
     The Due Date for payment.....................
     Details of Related Security..................

Attached hereto, please find the true duplicate copy of the Invoice in respect of the offered Receivable approved as a true duplicate copy in accordance with
Schedule 7 of the Export Finance Facility Agreement.

Also attached hereto, please find the Delivery Note duly accepted on behalf of the Customer in accordance with Schedule 8 of the Export Finance Facility Agreement. ( In the event we are unable to attach the duly completed Delivery Note we confirm that we have instructed the Customer to forward this directly to you. )

Kindly note that the Purchase Price Advance less the Facility Fee of 2 % should be paid to our account at (account number)

We hereby give and confirm the correctness of the representations and warranties set out in Clause 8 of the Export Finance Facility Agreement.

This Offer constitutes an irrevocable offer by us binding upon us to sell and to assign to you the Receivable and Related Security referred to in this offer.

Yours faithfully

For and on behalf of the Supplier

                                                                           29/40

                                   SCHEDULE 4:

                               Termination Events

Any of the following events shall be deemed to be a Termination Event:

i. Breach or failure by the Supplier to (a) make payments when due under this Agreement and such breach or failure remains un-remedied for three Business Days after it is due or (b) perform or observe any of its obligations in respect of any term, covenant or agreement relating to this Agreement and such breach or failure remains un-remedied for five Business Days;

ii. Any representation, warranty, certification or statement made by the Supplier in this Agreement or any transaction document or any information or report provided is or proves to be materially false or incorrect when made or deemed made or delivered;

iii. The Supplier is insolvent (zahlungsunfahig), over-indebted (uberschuldet) or liquidated or any general stoppage of payments (Zahlungseinstellung) occurs;

iv. A material adverse effect occurs in the business or financial condition of the Supplier in respect of its ability to perform its obligations under this Agreement or affects collectability of Receivables as decided by CCH in its sole discretion;

v. Insurance coverage pursuant to the Commercial Credit Insurance Agreement is terminated.

vi. The performance of any of the transactions becomes illegal or legally impossible or this Agreement is repudiated by the Supplier;

vii. The sale by the Supplier of substantially all of its assets, or the taking of any corporate action by the Supplier to authorize such action;

viii. If the Related Security and the collections with respect to any Purchase of Receivables cease to constitute valid and perfected ownership of such Receivables and such situation is not remedied within 3 days following the notification thereof by CCH.

ix. If the Supplier agrees to any change in the payment terms and conditions with a Customer of existing Receivables without the prior written consent of CCH's rights in Clause 2.4 of the Agreement remain unaffected.

                                                                           30/40

                                   SCHEDULE 5:

              General Principles relating to Pricing and Procedures

1. Until further notice, the Facility Fee, which is invoiced to the Supplier by CCH, will be 2 % of the nominal amount of each Invoice ("Facility Fee"). The minimum Facility fee shall be $10,000.00 per quarter. The Facility Fee is based on the following structure data:

     Annual sales:                           $ 6,000,000.00
     Number of invoices:                     20
     Average invoice value:                  $300,000.00
     Payment conditions:                     up to 120 days
     Number of Customers:                    15
     Type of Goods Exported:                 software & related services
     Export Destination Countries:           India & Singapore


2. Should it become apparent during the term of the Export Finance Facility Agreement that the actual structure data deviates considerably from the details above, CCH reserves the right to adjust the Facility Fee accordingly.


3. The Supplier shall be invoiced profit rate of 7.5 basis points per diem calculated on the amount of the Purchase Price Advance from the date of payment of the Purchase Price Advance to the Supplier by CCH to the date CCH receives reimbursement of the Purchase Price Advance in full. Should the funding rate granted to CCH increase then CCH reserves the right to increase the profit rate charged to the Supplier accordingly and will notify the Supplier of any such increase in writing.


4.   CCH will purchase each Receivable in two installments as follows:

     The first installment shall be 80% of the Nominal Amount of the Receivable (such first installment is herein and elsewhere referred to as the "Purchase Price Advance"). It is agreed that the Facility Fee payable in accordance with Clause 1 above shall be deducted from the Purchase Price Advance by CCH before payment is made to the Supplier.

     Following settlement in full by the Customer of the Receivable net of any Allowable Deductions in accordance with the provisions of the Supply Agreement, CCH will use the funds received to firstly reimburse the Purchase Price Advance, then to settle profit rate due by the Supplier in accordance with Clause 3 above, then to cover any reasonable cost incurred by CCH in the execution of the provisions of the Export Finance Facility Agreement. The resulting balance of funds received from the Customer will be paid to the Supplier as the second installment (herein and elsewhere referred to as the "Deferred Purchase Price"). Should the Customer not withhold any Allowable Deductions or should the Supply Agreement provide for Allowable Deductions to be made retrospectively from later invoices then CCH will retain such amounts from the Deferred Purchase Price as it deems necessary to meet such later Allowable Deductions and will hold such retentions as a security bond to be released to the Supplier only upon settlement of all such deductions following completion of all shipments under the Supply Agreement and a statement from the Customer that all Allowable Deductions under the completed Supply Agreement have been claimed in full by the Customer.

                                                                           31/40

5. CCH has in place a Commercial Credit Insurance Agreement with Atradius. CCH has at the request of the Supplier applied for Credit Limits under the Commercial Credit Insurance Agreement to cover the debts of each Customer. The limit application charges levied by Atradius in this regard are for the account of the Supplier. The Supplier has been notified by CCH of the maximum Credit Limit of each Customer. If necessary, CCH will allocate the available Credit Limit between various Suppliers and inform the Supplier of its reduced credit value for the respective Customer. At the time of presentation of invoices, CCH will notify the Supplier of the actual available Credit Limit for the Customer.


6. In any regard, the financing shall be conducted within the Credit Limit under the Commercial Credit Insurance Agreement. Irrespective of this, CCH shall be entitled at any time to revoke these limits, if CCH has negative information regarding the related Customers (negative payment experience, etc.).


7. Payment of compensation by CCH in the event of Delcredere Liability is limited both to the date of compensation and to the amount of compensation confirmed and paid by Atradius or its collection company Nam Inter S.A.. Should the Customer fail to pay the debts due to a dispute with the Supplier or due to an invalid invoice, CCH has the right to take recourse to the Supplier and reserves a set-off right with respect to other invoices.


8. The Supplier may request CCH at any time to release Receivables, and thus associated security profit rates, assigned to CCH Following settlement of any amounts due in the present or the future, CCH shall transfer the receivables assigned to him back to the Supplier by means of a written notice of assignment. CCH shall thereby waive receipt of the declaration of acceptance pursuant to Sec. 151 of the German Civil Code (BGB).

9. Payments by Customers, with the effect of exemption from debt, may only be made into the following account. CCH Europe GmbH US$ account .Deutsche Bank Koenigsalle 45-47D-40189, Dusseldorf Germany .SWIFT: DEUTDEDD Account number: 2000 96301IBAN: DE 14300700100200696301




10. The Supplier shall permit CCH to carry out audits at any time, the costs of which shall be borne by the Supplier.


11. The Supplier shall provide CCH with the financial status of the company on a quarterly basis.


12. CCH is in possession of the current version of the general delivery and payment conditions of the Supplier. The Supplier undertakes to inform CCH without undue delay of changes to the delivery and payment conditions and to provide CCH with the current texts. Should cooperation in Export Finance Facility be affected by these changes, this shall require the express agreement of CCH.

                                                                           32/40

13. Receivables from Customers from consignment deliveries, mutual deliveries, deliveries to affiliated companies and invoices with due dates of more than 120 days cannot be financed.


14. The Supplier shall provide CCH with the audited annual financial statements at the latest six months subsequent to the end of the fiscal year CCH reserves the right, if required, to request supplementary information.

                                                                           33/40

                                   SCHEDULE 6:

                      Form of General Customer Notification

                         and German Courtesy Translation

On Letterhead of Supplier

[Insert Address of relevant Customer]



Dear Sirs:

You are hereby notified that we have entered into an Export Finance Facility
Agreement dated ..... 2004 with CCH Europe GmbH and that CCH Europe GmbH will purchase and accept assignment from us for all of the receivables owed by you to us resulting from our shipments to you.


Please note that all of our future invoices will therefore bear payment instructions in the form that all payments in respect of the above referenced receivables must be made exclusively to CCH Europe GmbH Deutsche Bank Koenigsalle 45-47D-40189 ,Dusseldorf Germany SWIFT: DEUTDEDD
 Account number: 2000 96301 IBAN: DE 14300700100200696301

Please note that any payments made to us in relation to the above referenced receivables after our receipt of your acknowledgement of this notification will be invalid and cannot be applied in settlement of the above referenced receivables.


We therefore kindly ask you to acknowledge by signing and returning to us the enclosed duplicate of this irrevocable notification that you will make all payments on our future invoices directly to the account of CCH Europe GmbH. Any changes in or modifications to these instructions may only be made in writing by CCH Europe GmbH directly to you. Thank you for your kind cooperation.

Yours sincerely,



For and on behalf of



We hereby acknowledge receipt of the above notification and payment instruction and confirm our agreement to the same and, therefore, we irrevocably confirm that we will make all payments on your invoices directly to the CCH Europe GmbH account as instructed.



-------------------

For and on behalf of

[Customer]

                                                                           34/40

SCHEDULE                                                                     6a:

German Courtesy Translation of SCHEDULE 6

              Formblatt zur allgemeinen Benachrichtigung der Kunden

[Fugen Sie hier die Kundenanschrift ein]



Sehr geehrte Damen und Herren,

wir mochten Sie mit diesem Schreiben davon in Kenntnis setzen, dass wir zum
...... 2004 einen Export Finance Facility -Vertrag mit der
......................................,............., abgeschlossen haben und dass die ................................... unsere samtlichen Ihnen gegenuber bestehenden Forderungen aus unseren Lieferungen an Sie ankaufen und damit ubernehmen wird.

Unsere Rechnungen werden daher kunftig mit dem Hinweis versehen sein, dass jegliche zur Begleichung der vorstehend genannten Forderungen getatigten Zahlungen ausschlie(beta)lich auf das Konto der
...............................200........... bei der Deutschen Bank Dusseldorf
(BLZ:............, SWIFT-Code:............) zu erfolgen haben.

Bitte beachten Sie, dass alle nach unserem Erhalt des vorliegenden, von Ihnen zum Zeichen Ihres Einverstandnisses unterzeichneten Benachrichtigungsschreibens bei uns eingehenden Zahlungen in Bezug auf o.g. Forderungen unwirksam sind und somit nicht zur Begleichung der in diesem Zusammenhang bestehenden Forderungsschuld dienen konnen.

Wir mochten Sie daher bitten, das beiliegende Duplikat dieser unwiderruflichen Benachrichtigung zum Zeichen Ihres Einverstandnisses mit der nun geltenden Regelung, dass alle Rechnungsbetrage kunftig direkt auf das Konto der
.................................. zu uberweisen sind, zu unterzeichnen und an uns zuruckzusenden. Anderungen der vorstehenden Bestimmungen sind nur dann wirksam, wenn sie seitens der ..................................... in
Schriftform erfolgen und Ihnen unmittelbar mitgeteilt werden. Fur die Beachtung des oben Genannten bedanken wir uns bei Ihnen im Voraus.

Mit freundlichen Gru(beta)en





Hiermit bestatigen wir den Erhalt der obigen Benachrichtigung und
Zahlungsbestimmung und erklaren uns mit deren Inhalt einverstanden. Wir verpflichten uns daher unwiderruflich, alle Zahlungen zur Begleichung der von Ihnen ausgestellten Rechnungen entsprechend den Bestimmungen dieses Schreibens direkt auf das Konto der ................................... zu uberweisen.



-------------------

fur und im Auftrag von

[Kunde]

                                                                           35/40

                                   SCHEDULE 7:

                                     Invoice

                         and German Courtesy Translation

The Supplier will, without any exception, furnish all Invoices to the Customer with the following mandatory provision:

"In accordance with the notification to you by us dated [...] and your acknowledgement of such notification dated [...]. all amounts due on this invoice are solely and irrevocably to be paid to the account of CCH Europe GmbH Deutsche Bank Koenigsalle 45-47 D-40189 ,Dusseldorf Germany SWIFT: DEUTDEDD US$ Account number: 200096301 IBAN: DE14300700100200696301



     Any payments to an account other than the aforementioned account of CCH Europe GmbH will be invalid and cannot be applied in settlement of this or any invoice, especially with respect to the reservation of retention of title for the goods. Acceptance of the delivery note by your authorized representative is your confirmation that payment of this invoice will be made on or before the due date.

     The transfer of title ("Eigentumsubergang") is subject to the full payment of the amounts due on this invoice."



All duplicate invoices submitted to CCH Europe GmbH must bear the wording by the Authorized Consultant that "this is a true duplicate copy of the Invoice and payment instruction sent by the Supplier to the Customer" and must be signed for and on behalf of the Authorized Consultant.

                                                                           36/40

SCHEDULE                                                                     7a:

German Courtesy Translation of SCHEDULE 7

                                    Rechnung

Der Lieferant wird ausnahmslos alle Kundenrechnungen mit folgender Bestimmung versehen:


     ,,Entsprechend unserem an Sie versendeten Benachrichtigungsschreiben vom [...] und Ihrer diesbezuglichen Einverstandniserklarung vom [...] hat die Zahlung samtlicher aufgrund dieser Rechnung falliger Betrage auf das Konto der ...............................(Konto-Nr. 200..........., Deutsche Bank
     Dusseldorf, BLZ:........., SWIFT-Code:.............) zu erfolgen. In diesem
     Zusammenhang getatigte Uberweisungen auf ein anderes als das oben genannte Konto sind grundsatzlich unwirksam und konnen nicht zur Begleichung dieser oder jedweder anderen Rechnung dienen; insbesondere bliebe in einem solchen Fall der Eigentumsvorbehalt bestehen. Durch Annahme des Lieferscheins durch einen dazu bevollmachtigten Vertreter Ihres Unternehmens bestatigen Sie die Zahlung des auf dieser Rechnung angegebenen Betrags zum oder vor dem Falligkeitstermin.

     Ein Eigentumsubergang erfolgt erst nach Zahlung des vollen
     Rechnungsbetrags."



Samtliche der .....................................vorgelegten
Rechnungsduplikate mussen einen Vermerk des Bevollmachtigten Beraters aufweisen, der bestatigt, dass es sich bei ihnen jeweils um ,,ein originalgetreues Duplikat der vom Lieferanten an den Kunden geschickten Rechnung und Zahlungsbestimmung" handelt und mussen fur den und im Auftrage des Bevollmachtigten Beraters unterzeichnet sein.

                                                                           37/40

                                   SCHEDULE 8:

                              Form of Delivery Note

                         and German Courtesy Translation

The Customer has to approve the receipt and the acceptance of the delivered goods and to confirm the contractual delivery on each Delivery Note as follows:

Date:

From:

Re:

To:    CCH Europe GmbH

The purchased items and services rendered correspond to the contractual quantity and qualities specified per our agreement with Applitech. Further we acknowledge that the delivered items and services are free of defects which would reduce the value or its contractual usability. Deviations, if any, are only negligible.

Accordingly, these deliveries of the purchased items from Applitech are accepted. All invoices are due and payable and there will be no set offs or claims that would reduce the amounts referenced in the invoices above.






Acknowledged by:

------------------------------

Name & Title:

------------------------------

    [Signature of duly authorized representative of ----- and evidence of the
                                 Authorization]

                                                                           38/40


                                  SCHEDULE 8a:

                    German Courtesy Translation of SCHEDULE 8

                          Lieferscheinvermerk (Muster)

Der Kunde hat den Erhalt und die Annahme der gelieferten Ware zu genehmigen und die vertragsgema(beta)e Lieferung auf jedem Lieferschein wie folgt zu bestatigen:

     1.   Bei einer Warenkontrolle in der Vereinigten Staaten:

     Auf dem Briefbogen von Lieferanten

     RECHNUNGSDATEN

          ,,Zum Zeitpunkt der Ubergabe an den Spediteur entspricht die gekaufte Ware in Menge und Qualitat den vertraglichen Vereinbarungen und ist frei von Mangeln, die ihren Wert oder ihre vertraglich zugesicherte Nutzbarkeit mehr als nur unwesentlich mindern.

          Diese Lieferung wird daher angenommen."


          [Unterschrift des ordnungsgema(beta) bevollmachtigten Vertreters des Kunden und Nachweis der Bevollmachtigung]

          Bestatigt von [Unterschrift des Bevollmachtigten Beraters der
          ........................ Europe GmbH]


     1.   Bei einer Warenkontrolle au(beta)erhalb der Vereinigten Staaten:

     Auf dem Briefbogen von Lieferanten

     RECHNUNGSDATEN

          "Die gekaufte Ware entspricht zum Lieferzeitpunkt in Menge und Qualitat den vertraglichen Vereinbarungen und ist frei von Mangeln, die ihren Wert oder ihre vertraglich zugesicherte Nutzbarkeit mehr als nur unwesentlich mindern. Wir bestatigen, dass wir die Ware nach der Lieferung gepruft und keinerlei Mangel festgestellt haben.

          Diese Lieferung wird daher angenommen.


          [Unterschrift des ordnungsgema(beta) bevollmachtigten Vertreters des Kunden und Nachweis der Bevollmachtigung]"

                                                                           39/40

                                                      CCH Europe GmbH
                                                      Niederkasseler Lohweg 191
                                                      40547 Dusseldorf, Germany
                                                      Tel: +49211 520646 - 0
                                                      Fax: +49211 520646 - 46
                                                      E-mail: info@ccheurope.com

     SCHEDULE 9


  Bankverbindung             Handelregister:          Dusseldorf   HRB 42078

  Deutshe Bank Dusseldorf    Geschaftfuhrer:          Eren Nil, Richard Fossett,
                                                      Tim Barrett
  BLZ: 300   700 10          Steuer-Nir:              103 5717  1610
  Kto.Nr.:  2006936  Handelregister
  ------------------------------------------------------------------------------






Address of the Supplier
Date:







                                Agency Agreement
                                ----------------

Dear Sirs,

We refer to the Export Finance Facility signed between you and CCH Europe dated XXXX.

With reference to the above mentioned Agreement CCH Europe hereby requests you to deliver directly to the Customer the goods that are the subject of any receivable.

Kindly confirm your agreement to the above by countersigning this Addendum and returning the same to us.


Yours Truly






CCH Europe GmbH




We hereby confirm that we are in agreement with the terms as above
------------------------------------------------------------------

                                                                           40/40


Signed by the Supplier
Company Stamp.